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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                    Computer Associates International, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                EXPLANATORY NOTE

Computer Associates International, Inc., a Delaware corporation ("Computer Associates", "CA" or the "Company"), is filing the materials contained in this
Schedule 14A with the Securities and Exchange Commission on August 21, 2001 in connection with the solicitation of proxies for electing the board of directors of Computer Associates at the 2001 annual meeting of Computer Associates' stockholders.

      THE FOLLOWING RELEASE WAS ISSUED OVER PR NEWSWIRE IN THE EVENING ON
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                                AUGUST 20, 2001:
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                         COMPUTER ASSOCIATES COMMENTS ON
            WYLY'S REVISED SLATE AND ISS AND PROXY MONITOR DECISIONS

 SAYS WYLY'S HANDPICKED NOMINEES WOULD CREATE UNWORKABLE DIVIDED BOARD, REDUCING
               ACCOUNTABILITY AND POTENTIALLY DERAILING PROGRESS

ISLANDIA, N.Y., August 20, 2001 - Computer Associates International, Inc. (NYSE:
CA) said today that it is disappointed in the decisions by Institutional Shareholder Services (ISS), and Proxy Monitor, two proxy voting advisory services, to change their respective recommendations in favor of Sam Wyly's short slate.

Charles B. Wang, Chairman and founder of CA, said, "We are disappointed by the ISS and Proxy Monitor decisions and believe that, were Wyly's slate to prevail, it would create a divided board and hurt the company and its shareholders. Under Mr. Wyly's latest scheme, the Board would include four of Wyly's own hand-picked appointees who would be likely to push a plan designed by Wyly that, in our view, has been discredited."

Wang further commented: "Mr. Wyly, who said only days ago that he would `not settle for anything other than voting this board out of office,' appears to have conceded that investors were not supporting his unworkable plan to break up CA. Now, he is prolonging this disruptive fight and, in our view, once again proven that shareholders cannot rely on anything he says. It appears to us that his latest approach has one simple goal: for Wyly - who owns only 100 shares - to gain substantial influence over CA without giving anything to our shareholders."

Noting that if elected, Wyly's nominees, who own no stock, would be entitled to payments from Wyly, Wang concluded: "Wyly may not physically be in the Board room, but electing his slate will give him a presence there - without accountability to shareholders."

Said Sanjay Kumar, President and CEO of Computer Associates. "Our shareholders have embraced the progress that we have made this year, in a very difficult economic environment, and as a result our stock is up more than 70% year-to-date. We are continuing to provide innovative products to our customers and value to our shareholders. Our current Board of Directors has been instrumental in achieving these positive results."

Kumar continued: "In our view, it is clear that Wyly's nominees have much less understanding of CA and ability to lead the company than the current members of CA's Board they are intended to replace, who have been critical to the success of this company. Person for person, I see our current Board as more knowledgeable and more experienced in setting direction for CA than any of the Wyly nominees. Most important, a Board that is divided 6-4, as Mr. Wyly proposes, is a recipe for paralyzing the company's future growth."

ABOUT COMPUTER ASSOCIATES


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Computer Associates International, Inc. (NYSE: CA) delivers The Software That
Manages eBusiness. CA's world-class solutions address all aspects of eBusiness process management, information management, and infrastructure management in six focus areas: enterprise management, security, storage, eBusiness transformation and integration, portal and knowledge management, and predictive analysis and visualization. Founded in 1976, CA serves organizations in more than 100 countries, including 99 percent of the Fortune 500 companies. For more information, visit http://ca.com.

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(C)2001 Computer Associates International, Inc. One Computer Associates Plaza,
Islandia, NY 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.